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                                                                 EXHIBIT 10.5.15

                     FIRST AMENDMENT TO INDUSTRIAL SUBLEASE
             TUCSON AIRPORT AUTHORITY AND AAS COMPLETE CONTROLS INC.



                  This First Amendment to Industrial Sublease is entered into this first day of January, 2000, by and between Tucson Airport Authority, Inc., an Arizona nonprofit corporation ("Authority"), and AAS Compete Controls, Inc., an Arizona corporation ("Tenant").

                  A. Authority and Tenant previously entered into that certain Industrial Sublease dated August 1, 1999 (the "Lease") with respect to certain premises located at 7001 South Park Avenue on the Tucson International Airport.

                  B. The Lease was for an initial term of five (5) years, with five (5) one-year extension options, at the discretion of the Authority.

                  C. Tenant and Authority are also parties to that certain Industrial Sublease dated January 1, 2000, concerning premises within the hangar complex known as Tucson Industrial Center, located at 850 East Teton Road, on the Airport. Tenant would like to align the terms of these two leases.

                  NOW THEREFORE the parties hereby agree as follows:

1. The term of the Lease, which is set forth in Article II of the Lease, is modified to be as follows: The "Initial Term" of the Lease shall extend from the Effective Date as set forth in the Lease, through December 31, 2004. The term shall be deemed to be automatically extended on each of the first five anniversaries of January 1, 2000, for an additional one-year period, unless the Authority, at least 90 days prior to such date, notifies Tenant that the Authority does not elect to so extend the term. The intent is to automatically extend the term of the Lease each year (unless otherwise elected by Authority) so that a remaining term of approximately five (5) years is maintained for the first five years of the Lease, with a possible maximum total term of ten years.

2. The first rent adjustment under Section 3.1 of the Lease will be as of January 1, 2002 (rather than August 1, 2001), and rent adjustments thereafter, as set forth in Section 3.1 and Exhibit C of the Lease, will take place on January 1 of each year.

3. In the event that Tenant makes any improvements or modifications to the Premises, Tenant shall promptly pay all suppliers and contractors and will not cause or permit any lien to be filed against either the Premises or the Tenant's interest in the Premises or this Lease. In the event that any such lien is filed, Tenant will promptly cause such lien to be removed.


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AUTHORITY:                               TENANT:

TUCSON AIRPORT AUTHORITY, INC.,          AAS COMPLETE CONTROLS INC., an
an Arizona nonprofit corporation         Arizona corporation



By:                                      By:
         -----------------------                  ----------------------
         Walter A. Burg                           Micah Chapman
Its:     President/CEO                   Its:     President




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